Exhibit 99.(a)(1)(i)

Offer by

VIRTUS CONVERTIBLE & INCOME FUND

(the “Fund”)

To Purchase

Up to 100% of Its Outstanding Auction Rate Preferred Shares

(Virtus Convertible & Income Fund: Auction Rate Preferred Shares Series A, Series B, Series C, Series D and Series E)

THE FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON November 1, 2022, UNLESS THE OFFER IS EXTENDED.

The Fund’s Offer (as defined herein) is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related letter of transmittal.

If the Fund’s Offer is completed, the Fund will purchase Auction Rate Preferred Shares (“ARPS”) at a price equal to 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share) in cash, plus any unpaid dividends accrued through November 1, 2022, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2022 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Fund’s “Offer”), if properly tendered and not withdrawn prior to the Expiration Date (as defined herein).

Neither the Fund, nor the Fund’s Board of Trustees (the “Board”) nor Virtus Investment Advisers, Inc., the investment manager for the Fund (the “Investment Manager” or “Virtus”), nor Voya Investment Management Co. LLC, the subadviser for the Fund (the “Subadviser”), makes any recommendation as to whether to tender or not to tender ARPS in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or the Investment Manager. The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any ARPS pursuant to the Offer.

You may direct questions and requests for assistance to Georgeson Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer. Shareholders may obtain additional copies of this Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your ARPS, you need not take any action.

IMPORTANT PROCEDURES

If you want to tender all or a portion of your ARPS, you must do one of the following before the Fund’s Offer expires:

•	If your ARPS are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ARPS for you; or

•	Deliver your ARPS pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the Expiration Date of the Fund’s Offer.

To tender your ARPS, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

THIS OFFER TO PURCHASE AND EACH FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

October 3, 2022

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 100% of the ARPS of the Fund

PRICE OFFERED PER SHARE:	97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share) in cash, plus any unpaid dividends accrued through November 1, 2022, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.

SCHEDULED EXPIRATION DATE:	November 1, 2022

PURCHASER:	Virtus Convertible & Income Fund (“NCV”) This is an issuer tender offer.

The following are some of the questions that you, as an ARPS Holder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase (the “Offer to Purchase”) and the Fund’s related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Fund’s “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY ARPS?

This is an issuer tender offer. The Fund is offering to purchase ARPS it previously issued. The Fund is a Massachusetts business trust.

HOW MUCH IS THE FUND OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Fund is offering to purchase up to 100% of its outstanding ARPS, at a price per share equal to 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share) in cash, plus any unpaid dividends accrued through November 1, 2022, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest.

When considering whether to tender ARPS, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the ARPS. Under the Fund’s Bylaws, holders of the Fund’s ARPS would receive the full liquidation preference of the ARPS in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the ARPS as a result of the Fund failing to meet certain asset coverage requirements.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your ARPS in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own ARPS through a broker or other nominee holder, and your broker or other nominee holder tenders your ARPS on your behalf, your broker or other nominee holder may charge you a fee for doing so. You should consult your broker or other nominee holder to determine whether any charges will apply.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on November 1, 2022, or such later date to which to Offer is extended (the “Expiration Date”). The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired. An extension of the Offer by one Fund has no impact on the expiration time of the other Fund’s Offer.

If you hold your ARPS directly, you have until the expiration of the Offer to tender your ARPS in the Offer.

If your ARPS are registered in the name of your broker or other nominee holder, you may need to tender your ARPS in an Offer before 5:00 p.m., New York City time, on November 1, 2022 in order to allow such nominee holder time to tender your ARPS. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to tender your ARPS and provide to such nominee holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF ARPS I MAY TENDER?

No, the Fund is offering to purchase up to 100% of its outstanding ARPS.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Assuming NCV purchases 100% of its outstanding ARPS at 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share), the total funds required, not including fees and expenses incurred in connection with the Offer, will be approximately $218,697,862.50, plus any unpaid dividends accrued through the Expiration Date (as defined herein). Although the Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for ARPS tendered, the Fund may also use additional forms of leverage, including through secured bank indebtedness, reverse repurchase agreements, securities loans or the issuance of additional preferred shares, to finance some or all of the costs of its Offer. There are no financing conditions to the Offer. See Section 8 of this Offer to Purchase.

HOW DO I TENDER MY ARPS IN AN OFFER?

To tender ARPS in an Offer, you must deliver the ARPS to Computershare Inc. (the “Depositary”) not later than the Expiration Date (as defined below). If your ARPS are held in street name by your broker or other nominee holder, such nominee must tender your ARPS through The Depository Trust Company. See Section 3 of this Offer to Purchase, which describes procedures for tendering your ARPS.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED ARPS?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn ARPS promptly after 5:00 p.m. New York City time, on November 1, 2022, or such later Expiration Date to which the Offer is extended. The Fund will pay for your validly tendered and not withdrawn ARPS in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered ARPS will be made only after timely receipt by the Depositary of the ARPS, confirmation of a book-entry transfer of such ARPS, and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED ARPS IN AN OFFER?

You can withdraw tendered ARPS at any time until the applicable Offer has expired and, if the Fund has not agreed to accept your ARPS for payment by 5:00 p.m. New York City time on November 1, 2022, you can withdraw them at any time after such time until the Fund accepts ARPS for payment. See Section 4 of this Offer to Purchase.

To withdraw tendered ARPS, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent for the Offer), with the required information to the Depositary, while you have the right to withdraw the tendered ARPS. If your ARPS are registered in the name of your broker or other nominee holder, contact that nominee holder to withdraw your tendered ARPS. You may need to allow such nominee holder additional time to withdraw your tendered ARPS. You should consult your broker or other nominee holder to determine if there is an earlier deadline by which you must inform such nominee holder of any decision to withdraw your tendered ARPS.

Withdrawals of tenders of ARPS may not be rescinded, and any ARPS validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn ARPS may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING ARPS?

Generally, the receipt of cash in connection with tendering ARPS pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your ARPS for cash generally will be treated either as (1) a sale or exchange of the ARPS, or (2) a distribution with respect to the ARPS that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF THE OFFER?

Since mid-February of 2008, the periodic auctions for auction-rate securities like the ARPS have not attracted sufficient clearing bids for there to be a successful auction. The Fund believes that such auctions are unlikely to be successful in the future. The Fund also believes that secondary market activity is limited outside the auctions for auction-rate securities and therefore the ARPS are generally illiquid. The investment manager for the Fund, Virtus Investment Advisers, Inc. (the "Investment Manager" or "Virtus") and the Fund’s current subadviser, Voya Investment Management Co. LLC (“Voya”), regularly examine leverage alternatives for the Fund and present related information to the Fund’s Board for the Board’s consideration as part of their ongoing investment responsibilities. Similarly, the Fund’s previous sub-adviser, Allianz Global Investors U.S. LLC (“AllianzGI” and together with Virtus and Voya, the “Fund Management”), regularly examined leverage alternatives for the Fund and presented related information to the Fund’s Board. In the past, Fund Management has consistently advised the Fund’s Board that the ARPS remain a permanent source of capital at attractive rates for the Fund under then-current market conditions. This advice has also taken into account its then-current outlook for short-term interest rates, which are the rates on which the ARPS maximum applicable rates are based. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. The Fund conducted a tender offer and refinanced a portion of the ARPS in 2018. In addition to the ARPS, the Fund currently maintains leverage in the form of cumulative preferred shares and the Fund has a revolving credit facility with Bank of New York Mellon. However, Fund Management has since advised against redeeming ARPS of the Fund at their full liquidation preference or pursuant to tender offers that are not at what the investment adviser views to be an adequately discounted price to the ARPS’ liquidation preference.

UBS Securities LLC and its affiliates (together, “UBS”) is a substantial beneficial holder of the Fund’s ARPS. Virtus has engaged in discussions with representatives from UBS regarding the ARPS, including the possibility that the Fund could conduct a tender offer for some or all of the outstanding ARPS at prices below the full liquidation preferences of the ARPS. As part of the ongoing discussions between Virtus and UBS, and based on Virtus’s analysis of current market conditions, Virtus’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, among other factors, Virtus determined that a tender price at 97.95% of the liquidation preference of NCV’s ARPS represents a fair value to the Fund’s common shareholders and provides a number of benefits to the Fund and the Fund’s shareholders, including, among other things, an economic benefit to common shareholders and liquidity to ARPS Holders.

The Fund and Virtus (the “Fund Parties”) have entered into an agreement with UBS pursuant to which the Fund separately agreed to conduct the Offer in accordance with the terms set forth herein and UBS has agreed to tender 100% of their ARPS. See Sections 9 and 11 of this Offer to Purchase for additional information. With UBS’s commitment to tender 100% of their ARPS, and taking into account that UBS holds 90.20% of NCV’s ARPS, Virtus is of the view that the Offer will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Following Virtus’s recommendation regarding the tender prices, as discussed above, the Board met on June 6, 2022 to consider the Offer and, based on the information provided to the Board and Virtus’s analysis, approved the Offer for the Fund.

Please bear in mind that neither the Fund, nor the Board, nor the Investment Manager, nor the Subadviser has made any recommendations as to whether you should tender your ARPS. ARPS Holders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any ARPS and, if so, how many ARPS to tender.

ARE THERE ANY CONDITIONS TO THE OFFER?

The Offer is subject to certain conditions as described in Section 13 of this Offer to Purchase.

IS THE CLOSING OF THE OFFER CONTINGENT ON THE CLOSING OF NCZ'S OFFER?

No.  An affiliate of the Fund, Virtus Convertible & Income Fund II ("NCZ") is initiating a similar tender offer for its auction-rate preferred shares at the same time as the Offer. However, the conditions to the Fund's Offer are only applicable to such Offer. The failure by NCZ to close its offer because a condition is not satisfied or waived has no bearing on the Fund's Offer.

IF I DECIDE NOT TO TENDER MY ARPS IN THE OFFER, HOW WILL THE OFFER AFFECT MY ARPS?

If you decide not to tender your ARPS, you will still own the same number of ARPS, and the terms of the ARPS will remain the same. The ARPS are not listed on any securities exchange and there is no well-established secondary market for the ARPS. Since mid-February of 2008, the weekly auctions for the ARPS have not attracted sufficient clearing bids for there to be a successful auction. As a result, holders desiring to sell their ARPS have been, and in the future may be, unable to do so and, even if they can sell their ARPS, may be forced to sell outside of the auction process at a substantial discount to the liquidation preference of the ARPS. If you do not tender your ARPS, the Fund cannot assure you that you will be able to sell your ARPS in the future; you may be forced to hold the ARPS indefinitely or you may have to sell your ARPS at a significant discount to their liquidation preference of $25,000 per share and potentially at a higher discount than the discount reflected in the current Offer. See Section 8 of this Offer to Purchase.

The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any ARPS that remain outstanding after its Offer, potentially including one or more additional tender offers or a redemption of such ARPS.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Fund decides to extend its Offer, the Fund will inform the Information Agent and Depositary of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the applicable Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you own ARPS through a broker or other nominee holder, you can call your broker or other nominee holder. You can also contact Information Agent, at (866) 785-7395, Monday through Friday, 9 a.m. to 5 p.m., Eastern time.

Dear ARPS Holder:

INTRODUCTION

Virtus Convertible & Income Fund (“NCV”), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, hereby offers to purchase up to 100% of the Fund’s outstanding preferred shares of beneficial interest, $.00001 par value, and liquidation preference of $25,000 per share, designated Auction Rate Preferred Shares (with respect to the Fund, the “ARPS”) as follows, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Fund’s related Letter of Transmittal (which together, with respect to the Fund, constitutes the Fund’s “Offer”):

Fund	ARPS

Virtus Convertible & Income Fund (NCV)	Series A Series B Series C Series D Series E

The price to be paid for the ARPS is an amount to the seller, equating to 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share) in cash, plus any unpaid dividends accrued through the Expiration Date (as defined herein), less any applicable withholding taxes and without interest (each a “Per Share Amount”). The Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Fund’s Offer is open to all holders of ARPS of the Fund (with respect to the Fund, “ARPS Holders”) and are not conditioned upon there being a minimum number of ARPS validly tendered and not withdrawn prior to the expiration of the Fund’s Offer, but is subject to other conditions as outlined in this Offer to Purchase. See Section 13 “Conditions to the Offer” of this Offer to Purchase.

Neither the Fund, its Board, the Investment Manager nor the Subadviser makes any recommendation as to whether you should tender or not tender ARPS in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Fund, its Board or the Investment Manager. We have been advised that no Trustee or executive officer of the Fund intends to tender any ARPS pursuant to the Offer.

You will not be obligated to pay brokerage fees or commissions in order to tender your ARPS. However, if you own ARPS through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your ARPS on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Fund will pay all charges and expenses of Computershare Inc. (the “Depositary”) and its affiliate Georgeson LLC (the “Information Agent”) incurred in connection with the Fund’s Offer. See Section 14 “Fees and Expenses.” The receipt of cash for ARPS purchased by the Fund pursuant to the Offer generally will be a taxable transaction for federal income tax purposes, and you will be responsible for any tax liabilities you incur as a result of participating in the Offer. In addition, if you fail to complete, sign and return to the Depositary a Form W-9 (or a substitute form) (or in the case of certain non-U.S. ARPS Holders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. ARPS Holders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your ARPS, you need not take any action.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer, the Fund will accept for payment and pay for up to 100% of its outstanding ARPS, validly tendered prior to 5:00 p.m. New York City time, on November 1, 2022, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4 of this Offer to Purchase. The Fund reserves the right to extend its Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If the Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all ARPS previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the ARPS is an amount per share, net to the seller in cash, equal to 97.95% of the liquidation preference of $25,000 per share (or $24,487.50 per share), plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. See Section 7 of this Offer to Purchase. Under no circumstances will interest be paid on the offer price for tendered ARPS, regardless of any extension of or amendment to the Offer or any delay in paying for such ARPS.

When considering whether to tender ARPS, you should be aware that the payment received pursuant to the Offer will be less than the liquidation preference of the ARPS. Under the Fund’s Bylaws, holders of the Fund’s ARPS would receive the full liquidation preference of the ARPS in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the ARPS as a result of the Fund failing to meet certain asset coverage requirements.

The Fund’s Offer is being made to all of the Fund’s ARPS Holders. The Offer is subject to certain conditions as described in Section 13.

Subject to the terms and conditions of its Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of its Offer. The amount of any stock or share transfer taxes imposed in respect of ARPS tendered in connection with the Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of ARPS to the Fund pursuant to its Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the ARPS Holder’s account and will not be borne by the Fund. ARPS Holders should consult their own tax advisors concerning the tax consequences of participating in the Offer in light of their particular situations.

As of the date of this Offer, there were 8,931 ARPS outstanding for NCV. As of the date of this Offer, the Trustees and executive officers of the Fund did not beneficially own any ARPS.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement thereof. During any such extension, all ARPS previously tendered and not purchased or withdrawn will remain subject to the applicable Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for ARPS, or the Fund decreases the number of ARPS being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten business days.

3. PROCEDURES FOR TENDERING ARPS

To tender ARPS pursuant to an Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such ARPS pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with

ARPS Holders whose ARPS are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their ARPS. Such ARPS Holders may need to inform their brokers or other Nominee Holders of any decision to tender ARPS, and deliver any required materials, before 5:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender ARPS and to deliver any required materials to them in order to tender your ARPS.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the ARPS to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the ARPS at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of such Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of ARPS by causing the Book-Entry Transfer Facility to transfer such ARPS into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ARPS may be effected through book-entry transfer, an Agent’s Message (as defined below) and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the ARPS that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in the applicable Offer are true and correct.

Guaranteed Delivery. If you wish to tender ARPS pursuant to the Offer of the Fund and cannot deliver such ARPS and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such ARPS if all of the following conditions are met:

(i) for ARPS held in street name, such tender is made by or through an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”);

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal and, for ARPS held in street name, confirmation of a book-entry transfer of such ARPS into the Depositary's account at the Book-Entry Transfer Facility, are received by the Depositary within two New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of ARPS and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. Registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual for certain non-corporate ARPS pursuant to an Offer may be subject to backup withholding unless the ARPS Holder provides the information described in Section 6 of this Offer to Purchase. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. ARPS Holder, as described in Section 6 of this Offer to Purchase.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Fund will determine, in its sole discretion, all questions as to the number of ARPS to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of ARPS. The Fund’s determination will be final and binding on all parties. The Fund reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Fund also reserves the absolute right to waive any of the conditions of its Offer and any defect or irregularity in the tender of any particular ARPS or any particular ARPS Holder. No tender of ARPS of the Fund will be deemed to be properly made until all defects or irregularities have been cured by the tendering ARPS Holder or waived by the Fund. Neither the Fund, the Information Agent, the Depositary, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Fund’s interpretation of the terms of and conditions to its Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering ARPS to the Fund, you agree to accept all decisions that the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of ARPS of the Fund under any of the procedures described above will constitute your acceptance of the terms and conditions of the Fund’s Offer, as well as your representation and warranty to the Fund that:

•	you have the full power and authority to tender, sell, assign and transfer the ARPS tendered, as specified in the Letter of Transmittal or otherwise.

The Fund’s acceptance for payment of ARPS tendered under the Fund’s Offer will constitute a binding agreement between you and the Fund with respect to such ARPS, upon the terms and conditions of its Offer described in this and related documents.

By making the book-entry transfer of ARPS as described above, subject to, and effective upon, acceptance for payment of the ARPS tendered in accordance with the terms and subject to the conditions of the Fund’s Offer, in consideration of the acceptance for payment of such ARPS in accordance with the terms of the Offer, the tendering ARPS Holder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the ARPS that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such ARPS after the Expiration Date) and irrevocably constitute and appoint the Fund the true and lawful agent and attorney-in-fact of the undersigned with respect to such ARPS (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such ARPS (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering ARPS Holder, of the purchase price; (b) present such ARPS (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such ARPS (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering ARPS Holder with respect to such ARPS (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering ARPS Holder (and, if given, will not be effective).

By making the book-entry transfer of ARPS as described above, and in accordance with the terms and conditions of the Fund’s Offer, the tendering ARPS Holder also shall be deemed to represent and warrant that: (a) the tendering ARPS Holder has full power and authority to tender, sell, assign and transfer the tendered ARPS (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such ARPS after the Expiration Date); (b) when and to the extent the Fund accepts the ARPS for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering ARPS Holder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered ARPS (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such ARPS after the Expiration Date); and (d) the tendering ARPS Holder has read the Offer Documents and agreed to all of the terms of the Fund’s Offer.

4. WITHDRAWAL RIGHTS

ARPS tendered pursuant to the Fund’s Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, at any time after 5:00 p.m., New York City time on the Expiration Date. If your ARPS are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered ARPS. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered ARPS. After the Expiration Date, ARPS may not be withdrawn except as otherwise provided in this section.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Fund’s Offer and must specify the name of the person having tendered the ARPS to be withdrawn, the number of ARPS to be withdrawn and the name of the registered holder of the ARPS to be withdrawn, if different from the name of the person who tendered the ARPS. If the ARPS to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of ARPS tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ARPS. In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ARPS. Withdrawals may not be rescinded, and any ARPS validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn ARPS may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. If you have a tendered ARPS held in street name by your broker or other nominee holder, you must withdraw such tendered ARPS through The Depository Trust Company.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Fund in its sole discretion, which determination will be final and binding. Neither the Fund, the Information Agent, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing ARPS Holder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of its Offer, the Fund will accept for payment, and will pay cash for, ARPS validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Expiration Date of the Fund’s Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, ARPS, in order to comply, in whole or in part with any applicable law.

For purposes of its Offer, the Fund will be deemed to have accepted for payment ARPS validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment such ARPS pursuant to the Offer. Payment for ARPS accepted for payment pursuant to the Fund’s Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering ARPS Holders for purpose of receiving payments from the Fund and transmitting such payments to the tendering ARPS Holders. In all cases, payment for ARPS accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such ARPS into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed Agent’s Message and any other required documents. For a description of the procedure for tendering ARPS pursuant to an Offer, see Section 3 of this Offer to Purchase. Under no circumstances will interest on the purchase price for ARPS be paid, regardless of any delay in making such payment. Although the Fund does not have any current intention to do so, if the Fund increases the consideration to be paid for ARPS pursuant to its Offer, the Fund will pay such increased consideration for all ARPS purchased pursuant to its Offer.

If any tendered ARPS are not accepted for payment pursuant to the terms and conditions of the Fund’s Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered ARPS will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of that Offer.

The purchase price of the ARPS will equal 97.95% of the liquidation preference of $25,000 per share net to the seller in cash (or $24,487.50 per share), plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. If you own ARPS through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your ARPS on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of ARPS pursuant to an Offer by the Fund is for general information purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of ARPS Holders subject to special treatment under U.S. federal income tax laws (including financial institutions, dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, ARPS Holders subject to the federal alternative minimum tax, or ARPS Holders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes, state, local, or foreign taxes, estate taxes, or the Medicare tax on investment income) that may be relevant to particular ARPS Holders in light of their own investment or tax circumstances. Furthermore, this discussion assumes that no ARPS Holder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), constructively holds common shares or other shares of beneficial interest in the Fund. An ARPS Holder who actually or constructively holds common shares or other shares of beneficial interest in the Fund may have different tax considerations and consequences from those described below and should consult its tax advisor about the special tax considerations and consequences that may apply or arise.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

ARPS Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. ARPS Holder” means an ARPS Holder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. ARPS Holder” is an ARPS Holder that is not a U.S. ARPS Holder.

A sale of ARPS of the Fund for cash in an Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on an ARPS Holder’s particular circumstances, the sale of ARPS pursuant to the Fund’s Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Fund that is potentially taxable to the ARPS Holder as a dividend.  For the avoidance of doubt, any taxes imposed on or in respect of an ARPS Holder in connection with its sale of ARPS pursuant to the Fund’s Offer, including any applicable share transfer taxes, as discussed in Section 1 above, and any applicable withholding taxes, as discussed below, will be for the ARPS Holder’s account and will not be borne by the Fund.

Under Section 302(b) of the Code, a sale of ARPS of the Fund pursuant to an Offer generally will be treated as a sale or exchange of those ARPS if the receipt of cash by the shareholder: (a) results in a complete termination of the ARPS Holder’s interest in the Fund, (b) results in a “substantially disproportionate” redemption with respect to the ARPS Holder based on certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (c) is “not essentially equivalent to a dividend” with respect to the ARPS Holder. Generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of an ARPS Holder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on an ARPS Holder’s particular facts and circumstances; in general, the smaller an ARPS Holder’s percentage interest in the Fund, the more likely that any reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, ARPS of the Fund actually owned, as well as ARPS of the Fund considered to be owned by the ARPS Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Fund’s stock by an ARPS Holder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. ARPS Holders participating in an Offer should consult with their tax advisors regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) is met, an ARPS Holder will recognize gain or loss equal to the difference between (i) the price paid by the Fund for the ARPS purchased in its Offer, minus any amounts treated as a dividend, as explained below, and (ii) the ARPS Holder’s adjusted basis in such ARPS. If the ARPS Holder holds such ARPS as a capital asset, the gain or loss will be capital gain or loss, which generally will be treated as long-term capital gain if the ARPS Holder has owned such ARPS (or is deemed to have owned such ARPS) for more than one year, and otherwise as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

To the extent that an ARPS Holder receives, as part of its gross proceeds on the tender of its ARPS of the Fund, accrued and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as either ordinary income dividends, or capital gain dividends in the hands of the ARPS Holder, as reported by the Fund, to the extent such dividends have been previously declared by the Fund. The tax treatment of each such type of dividend for ARPS Holders is explained in the next paragraph.

If, in the case of an ARPS Holder’s sale of ARPS pursuant to the Fund’s Offer, the requirements of Section 302(b) of the Code for sale or exchange treatment are not met, amounts received by an ARPS Holder in exchange for its ARPS pursuant to the Offer will be taxable to the ARPS Holder as a dividend to the extent of such ARPS Holder’s allocable share of the Fund’s current and/or accumulated earnings and profits. In this case, an ARPS Holder will not be permitted to recognize any loss in connection with its sale of its ARPS pursuant to the Offer. Any such dividend will constitute either an ordinary income dividend or capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. No portion of any amount an ARPS Holder receives from the Fund in connection with its Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate ARPS Holders) or as “qualified dividend income” (for certain non-corporate ARPS Holders). To the extent that amounts received in connection with the Fund’s Offer exceed an ARPS Holder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such ARPS Holder’s ARPS, thus reducing any loss or increasing any gain on a subsequent taxable disposition by the ARPS Holder of its ARPS, and any amounts in excess of the ARPS Holder’s adjusted basis in its ARPS will constitute taxable gain. Any remaining adjusted basis in the ARPS tendered to the Fund (after reduction by the non-taxable return of capital amount) will be transferred to any remaining ARPS of the Fund held by such ARPS Holder following the Fund’s Offer. In addition, in the case of a corporate ARPS Holder, if the requirements of Section 302(b) of the Code are not met and the ARPS Holder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining ARPS of the Fund held by such ARPS Holder following the Fund’s Offer and the recognition of gain. Corporate ARPS Holders should consult their tax advisors for the possible applicability of this special rule to them.

In the event that a tendering ARPS Holder is deemed to receive a dividend as a result of tendering its ARPS of the Fund, it is possible that shareholders of the Fund whose percentage ownership of the Fund increases as a result of the tender will be deemed to receive a constructive distribution from the Fund, whether or not such shareholders tender ARPS in connection with the Fund’s Offer. Any such constructive distribution as described above, whether an ordinary income dividend or capital gain dividend, as applicable, will be treated as a dividend to the extent of the Fund’s current or accumulated earnings and profits. Such treatment will not apply, however, if the purchase is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Backup Federal Income Tax Withholding. Backup withholding tax may be imposed on the gross proceeds paid to a tendering ARPS Holder unless the ARPS Holder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form, its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. ARPS Holder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. ARPS Holder must certify its non-U.S. status to the applicable withholding agent, generally on an applicable IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Any amounts withheld may be credited against the ARPS Holder’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering ARPS Holders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements.

Non-U.S. ARPS Holders. In certain circumstances, a U.S. federal income tax equal to 30% (or a lower applicable treaty rate) may be withheld from the gross payments payable to a Non-U.S. ARPS Holder or his or her agent. In order to obtain an applicable reduced rate of withholding pursuant to a tax treaty, in general, a Non-U.S. ARPS Holder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. ARPS Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. ARPS Holders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure, if applicable.

FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If an ARPS Holder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that ARPS Holder at a rate of 30% on ordinary dividends it pays (or is deemed to pay) to that ARPS Holder. The IRS and the Department of Treasury have issued proposed regulations providing that gross proceeds the Fund pays for a share repurchase treated as a sale or exchange will not be subject to FATCA withholding. If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.

As the Fund may not be able to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering stockholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) may be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.”

Certain Non-U.S. ARPS Holders may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. ARPS Holder generally must provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the ARPS Holder’s status under FATCA.

ARPS Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7. PRICE RANGE OF ARPS; DIVIDENDS

The ARPS are not listed and do not trade on any securities exchange. Although the ARPS may be purchased and sold through privately-negotiated transactions, no well-established secondary market for the ARPS exists today and no public trading market for the ARPS has been established outside the auction process. Accordingly, no reliable price history is available. In addition, since mid-February of 2008, the weekly auctions for the ARPS have failed.

The terms of the Offer provide that ARPS Holders tendering ARPS are entitled to receive all dividends accrued on the ARPS on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the ARPS. The amount and frequency of dividends in the future will be set at auction according to the terms of the ARPS or, if an auction fails, at the maximum rate described below or as otherwise provided pursuant to the terms of the ARPS.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

If 100% of the outstanding ARPS are purchased pursuant to the Fund’s Offer, the total funds required, not including fees and expenses incurred in connection with the Offer, will be approximately $159,193,238, plus any unpaid dividends accrued through the Expiration Date.

Although the Fund may use cash on hand and may sell securities in the Fund’s investment portfolio to pay the purchase price for ARPS tendered, the Fund may also use additional forms of leverage, including through secured bank indebtedness, reverse repurchase agreements, securities loans or the issuance of additional preferred shares, to finance the costs of its Offer. Currently, the Fund has outstanding cumulative preferred shares and maintains a revolving credit facility with Bank of New York Mellon. There are no financing conditions to the Offer.

Purchase Price in the Offer is Less than Liquidation Preference. The Per Share Amount reflects a discount to the liquidation preference of $25,000 per share of ARPS. Under the Fund’s Bylaws, holders of the Fund’s ARPS would receive the full liquidation preference of the ARPS in certain limited circumstances — i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the ARPS as a result of the Fund failing to meet certain asset coverage requirements. The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any ARPS that remain outstanding after its Offer, potentially including one or more additional tender offers or a redemption of such ARPS.

Effect on Net Asset Value of Common Shares. ARPS Holders should note that the Offer is expected to result in accretion to the net asset value of the common shares of beneficial interest of the Fund (“Common Shares”) following its Offer, due to the fact that the tender price would represent 97.95% of the liquidation preference of the ARPS. The price to be paid in the Offer represents a discount to the liquidation preference of $25,000 for each ARPS share, which is the amount an ARPS Holder would receive, after payment of the Fund’s liabilities, in the event of a liquidation, dissolution, or winding up of the Fund (to the extent assets are available).

The Fund is required by law to pay for tendered ARPS it accepts for payment promptly after the Expiration Date of its Offer. Because the Fund will not know the number of ARPS tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such ARPS. If on, or prior to, the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all ARPS tendered, it may extend its Offer to allow additional time to raise sufficient cash.

Lack of Market for ARPS. The actual number of ARPS outstanding subsequent to completion of an Offer will depend on the number of ARPS tendered and purchased in the Offer. Any ARPS not tendered pursuant to an Offer will remain issued and outstanding until repurchased or redeemed by the Fund. As noted above, under the Fund’s Bylaws, holders of the Fund’s ARPS would receive the full liquidation preference of the ARPS in certain limited circumstances— i.e., in the event of the liquidation of the Fund or a mandatory redemption under the terms of the ARPS as a result of the Fund failing to meet certain asset coverage requirements. As described below, there have not been sufficient clearing bids in auctions since mid-February of 2008 to effect transfers of the ARPS and there can be no assurance that there will be future liquidity for the ARPS. Virtus and the Fund’s current subadviser, Voya Investment Management Co. LLC (“Voya”) regularly examine leverage alternatives for the Fund and present related information to the Fund’s Board for the Board’s consideration as part of their ongoing investment responsibilities. In examining such alternatives, Virtus and Voya consider their economic and interest rate outlook, the rollover and refinancing risks inherent in alternative forms of leverage as a result of the non-permanent terms of such alternative forms of leverage, coupled with increased bank regulation, the costs, terms, asset coverage requirements and covenants, as applicable, associated with the leverage alternatives available in the marketplace and the viability of conducting a tender offer at an adequately discounted price. In considering any recommendation by Virtus and Voya and making any decision as to whether to effect a redemption of any of the Fund’s ARPS remaining outstanding following the consummation of its Offer, the Fund will take into account what is in the best interests of the Fund’s shareholders and the particular facts and circumstances that may then exist, which may include some or all of the factors noted in the immediately preceding sentence and any other factors as the Fund deems relevant.

The ARPS the Fund acquires pursuant to its Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchanges on which the common shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to ARPS Holders. The Fund’s purchase of tendered ARPS pursuant to its Offer will have tax consequences for tendering ARPS Holders and may have tax consequences for non-tendering ARPS Holders. See Section 6 “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

9. PURPOSE OF THE OFFER

The Fund issued the ARPS for purposes of adding leverage to its portfolio for investment purposes. Through the use of leverage, the Fund, similar to other closed-end funds, seeks to enhance the distributions and investment return available over time to the common shareholders by earning a rate of portfolio return (which includes the return related to investment made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to mid-February of 2008, distribution rates on the ARPS for each weekly rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy ARPS, and holders of ARPS, who sought to sell their ARPS. Since mid-February 2008, holders of the ARPS have been directly impacted by lack of liquidity, which has similarly affected holders of similar auction rate preferred securities issued by many of the nation’s closed-end funds. Since then, regularly scheduled auctions for the ARPS have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. In a failed auction, ARPS Holders cannot sell all, and may not be able to sell any, of their ARPS tendered for sale. While repeated auction failures have affected the liquidity for the ARPS, the failure of the auctions does not constitute a default or automatically alter the credit quality of the ARPS, and ARPS Holders have continued to receive dividends at the defined “maximum rate”, which is currently calculated as the applicable Federal Reserve 7-day “AA” Financial Composite Commercial Paper Rate (based on a dividend period of fewer than 184 days) multiplied by a minimum of 200% (such maximum rate is a function of short-term interest rates and typically higher than the rate that would have otherwise been set through a successful auction).

As discussed above, since mid-February of 2008, the periodic auctions for auction-rate securities like the ARPS have not attracted sufficient clearing bids for there to be a successful auction. The Fund believe that such auctions are unlikely to be successful in the future. The Fund also believe that secondary market activity is limited outside the auctions for auction-rate securities and therefore the ARPS are generally illiquid. Virtus and Voya regularly examine leverage alternatives for the Fund and present related information to the Fund’s Board for the Board’s consideration as part of their ongoing investment responsibilities. Similarly, the Fund’s previous sub-adviser, Allianz Global Investors U.S. LLC (“AllianzGI” and together with Virtus and Voya, the “Fund Management”), regularly examined leverage alternatives for the Fund and presented related information to the Fund’s Board. In the past, Fund Management has consistently advised the Fund’s Board that the ARPS remain a permanent source of capital at attractive rates for the Fund under then-current market conditions. This advice has also taken into account its then-current outlook for short-term interest rates, which are the rates on which the ARPS maximum applicable rates are based. These various factors may vary over time and the decision regarding the best form of financing for a fund is a fund-specific decision based on the particular dynamics of the fund’s financing profile and other market factors. The Fund conducted a tender offer and refinanced a portion of the ARPS in 2018. However, Fund Management has since advised against redeeming ARPS of the Fund at their full liquidation preference or pursuant to tender offers that are not at what the investment adviser views to be an adequately discounted price to the ARPS’ liquidation preference.

UBS Securities LLC and its affiliates (together, “UBS”) is a substantial beneficial holders of the Fund’s ARPS. Virtus has engaged in discussions with representatives from UBS regarding the ARPS, including the possibility that the Fund could conduct tender offers for some or all of the outstanding ARPS at prices below the full liquidation preferences of the ARPS. As part of the discussions between Virtus and UBS, and based on Virtus’s and Voya’s analysis of current market conditions, Virtus’s interest rate and market outlook and the costs and terms of leverage alternatives available to the Fund in the marketplace, among other factors, Virtus and Voya determined that a tender price at 97.95% of the liquidation preference of NCV’s ARPS represents a fair value to the Fund’s common shareholders and provides a number of benefits to the Fund and the Fund’s shareholders, including, among other things, an economic benefit to common shareholders and liquidity to ARPS Holders.

The Fund and Virtus (the “Fund Parties”) have entered into an agreement (the “Agreement”) with UBS pursuant to which the Fund separately agreed to conduct the Offer in accordance with the terms set forth herein and UBS agreed to tender 100% of their ARPS. See Section 11 of this Offer to Purchase for additional information. With UBS’s commitment to tender 100% of their ARPS, and taking into account that UBS holds 90.20% of NCV’s ARPS, Virtus is of the view that the Offer will be viable and will provide a benefit to the common shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Offer and other factors.

Following Virtus’s recommendation regarding the tender price, as discussed above, the Board met on June 6, 2022 to consider the Offer and, based on the information provided to the Board and Virtus’s analysis, approved the Fund’s Offer.

Please bear in mind that neither the Fund, nor the Fund’s Board, nor the Investment Manager, nor the Subadviser has made any recommendations as to whether you should tender your ARPS. ARPS Holders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any ARPS and, if so, how many ARPS to tender.

10. INFORMATION CONCERNING THE FUND

The Fund is a closed-end management investment company organized as a Massachusetts business trust, whose principal executive offices are located at 101 Munson Street, Greenfield, MA 01301 telephone: (866)270-7788.

Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual reports, proxy statement and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and executive officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Agreements Involving the Fund. Virtus acts as the investment manager for the Fund pursuant to an investment management agreement. Voya acts as the subadviser for the Fund pursuant to a subadvisory agreement that became effective September 28, 2022. Immediately prior to the implementation of Voya’s current subadvisory agreement, Voya acted as subadviser for the Fund pursuant to an interim subadvisory agreement that was put in place after the previous subadviser, AllianzGI US, settled certain government charges about matters unrelated to the Fund with U.S. Securities and Exchange Commission and Department of Justice. On July 25, 2022, AllianzGI US transferred the investment teams who manage the Fund to Voya pursuant to an agreement with Voya Financial, Inc., at which time the interim subadvisory agreement was established in order to allow the investment teams that managed the Fund as representatives of AllianzGI US to continue to manage the Fund as representatives of Voya. Fund shareholders subsequently approved the current subadvisory agreement, which superseded the interim agreement effective September 28, 2022.

The Fund also is a party to certain other service agreements. Computershare Trust Company N.A. (“Computershare”) serves as the Fund’s transfer agent, registrar and dividend disbursing agent and shareholder servicing agent for the Fund’s common shares. Computershare also serves as the Fund’s Depositary for the Offer and its affiliate serves as Information Agent for the Offer. The Bank of New York Mellon serves as the custodian for the Fund.

11. INTEREST OF THE TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Trustees and executive officers of the Fund is One Financial Plaza, Hartford, CT 06103. As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any ARPS.

Based on the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither of the Fund, nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, have effected any transactions in the ARPS during the sixty-day period prior to the date hereof.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, Trustees, or affiliates currently intends to tender ARPS held of record or beneficially by such person, if any, for purchase pursuant to the Fund’s Offer.

Except as set forth in this Offer to Purchase (including the Agreement, as discussed below and in Section 9), to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s executive officers or Trustees, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities issued by the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

On September 19, 2022, the Fund Parties entered into the Agreement with UBS. Pursuant to the Agreement, the Fund Parties agreed to conduct the Offer, subject to the approval of the Fund’s Board (which has been obtained), and, pursuant to the Agreement, UBS agreed, with respect to the Fund, that if an Offer is conducted by the Fund, UBS shall tender one-hundred percent (100%) of its holdings in ARPS of the Fund, such that UBS would have no holdings in the Fund’s ARPS following completion of the Fund’s Offer.

Additionally, pursuant to the Agreement, the Fund Parties and UBS each agreed with respect to the other parties to (i) fully release and forever discharge such other parties of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the negotiations of the Offer, the Offer or UBS’s acquisition of, transactions in, ownership of or holdings in the Fund’s ARPS and (ii) each of the Fund Parties and UBS acknowledged and agreed that they will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the other parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under the Agreement, and that the Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

12. LEGAL MATTERS; REGULATORY APPROVALS

Except as described herein, the Fund is not aware of any license or regulatory permit that appears to be material to the Fund’s businesses that might be adversely affected by the Fund’s acquisition of ARPS as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of ARPS as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, ARPS tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. The Fund’s obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 13 of this Offer to Purchase.

13. CONDITIONS FOR THE Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the NYSE; (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure of the Fund to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Fund of ARPS pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Fund; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.

In order to facilitate the Offer, if you own ARPS through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your ARPS on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the ARPS on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement with respect to the Fund.

The Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time by the Fund, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in Section 2 “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14. FEES AND EXPENSES

The Fund has retained Computershare Inc. as Depositary for its Offer and its affiliate, Georgeson LLC, to act as Information Agent. The Information Agent may contact holders of ARPS by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Depositary and Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable expenses and will be indemnified against certain liabilities in connection therewith.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Depositary and Information Agent) for soliciting tenders of ARPS pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker or other Nominee Holder has been authorized to act as the agent of the Fund or the Depositary or Information Agent for purposes of the Offer.

The Fund will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Fund’s Offer.

15. MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of ARPS in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to its Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10 of this Offer to Purchase.

The Fund has not authorized any person to make any recommendation on their behalf regarding whether you should tender or refrain from tendering your ARPS in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Fund, the Board, the officers of the Fund, the Investment Manager, the Fund’s transfer agent, the Depositary or the Information Agent.

Virtus Convertible & Income Fund

October 3, 2022

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by the Fund shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

Computershare Inc.

150 Royall Street

Suite V

Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery, or other related documents may be directed to the Information Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor,

New York, NY 10104

Should you have any questions about the Offer, please contact Georgeson LLC at (866) 785-7395 Monday through Friday 9 a.m. to 5 p.m. Eastern time.